Exhibit 99.1

Antero Midstream Announces Third Quarter 2025 Financial and Operating Results

Denver, Colorado, October 29, 2025—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its third quarter 2025 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the three months ended September 30, 2025.

Third Quarter 2025 Highlights:

•	Low pressure gathering and processing volumes increased by 5% and 6%, respectively, compared to the prior year quarter
•	Net Income was $116 million, or $0.24 per diluted share, a 14% per share increase compared to the prior year quarter
•	Adjusted Net Income was $130 million, or $0.27 per diluted share, a 17% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $281 million, a 10% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $51 million, a 9% decrease compared to the prior year quarter
•	Free Cash Flow after dividends was $78 million, a 94% increase compared to the prior year quarter (non-GAAP measure)
•	Leverage declined to 2.7x as of September 30, 2025 (non-GAAP measure)
•	Repurchased 2.3 million shares for $41 million

Michael Kennedy, CEO and President of Antero Midstream said, “Antero Midstream reported another strong quarter operationally with 5% year-over-year growth in gathering and compression volumes. Additionally, fresh water delivery volumes increased by 30% year-over-year while servicing just one completion crew. This completion crew set records for completion stages per day and pumping hours, highlighting the deliverability, consistency, and importance of Antero Midstream’s world-class integrated water system.”

Justin Agnew, CFO of Antero Midstream, said “Antero Midstream’s continued EBITDA growth with declining capital resulted in third quarter 2025 Free Cash Flow after dividends nearly doubling from last year. This significant Free Cash Flow generation allowed us to reduce absolute debt while returning incremental capital to shareholders during the quarter. Our balanced approach of debt reduction and purchasing shares, which have totaled $105 million and $114 million in 2025, respectively, further enhances our financial flexibility.”

Mr. Agnew continued, “The continuous credit improvement also resulted in a credit rating upgrade and allowed Antero Midstream to refinance its nearest-term debt maturity out to 2033 at an attractive coupon. This upsized refinancing transaction leaves Antero Midstream with no near-term maturities, further enhancing our financial profile.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Free Cash Flow before and after dividends and Leverage please see “Non-GAAP Financial Measures and Definitions.”

Share Repurchase Program

During the third quarter of 2025, Antero Midstream repurchased 2.3 million shares for $41 million. Antero Midstream had approximately $385 million of remaining capacity under its $500 million authorized share repurchase program as of September 30, 2025. Year-to-date through September 30, 2025, total shares purchased under the share repurchase program and for tax withholding obligations have totaled 6.7 million shares at a weighted average price of $17.05 per share.

Third Quarter 2025 Operating and Strategic Update

During the third quarter of 2025, Antero Midstream connected 16 wells to its gathering system and serviced 17 wells with its fresh water delivery system. Capital expenditures were $51 million during the third quarter of 2025. The Company invested $24 million in gathering and compression, $26 million in water infrastructure and $1 million in the Stonewall Joint Venture. The increase in water infrastructure capital was driven by the completion of the integrated water system connecting the entire liquids-rich midstream corridor in the Marcellus Shale.

The remainder of the capital in the 2025 budget is focused on additional well connect and fresh water delivery capital for the 2026 development plan, including the first Marcellus dry gas pad on Antero Midstream dedicated acreage. This pad is located on the dry gas gathering and compression assets acquired in 2022 where there is underutilized midstream capacity. This dry gas development will have access to local Appalachian markets with the ability to support future demand growth from natural gas fired power generation and AI datacenters.

In addition, Antero Resources announced that it has completed approximately $260 million of acquisitions in the Marcellus Shale. The acquisitions include 75 to 100 MMcfe/d of production already gathered by Antero Midstream and 10 undeveloped locations that were free of midstream dedication, allowing Antero Midstream the right of dedication. Antero Resources also announced that it is increasing its 2025 organic land leasing program by $50 million in the liquids-rich Marcellus fairway. This program has successfully added 79 locations year-to-date that are dedicated to Antero Midstream.

Third Quarter 2025 Financial Results

Low pressure gathering volumes for the third quarter of 2025 averaged 3,432 MMcf/d, a 5% increase compared to the prior year quarter. Compression volumes for the third quarter of 2025 averaged 3,421 MMcf/d, a 5% increase compared to the third quarter of 2024. High pressure gathering volumes averaged 3,170 MMcf/d, a 4% increase compared to the prior year quarter. Fresh water delivery volumes averaged 92 MBbl/d during the quarter, a 30% increase compared to the third quarter of 2024.

Gross processing volumes from the processing and fractionation joint venture (the “Joint Venture”) averaged 1,714 MMcf/d for the third quarter of 2025, a 6% increase compared to the prior year quarter. Joint Venture processing capacity was over 100% utilized during the quarter based on nameplate processing capacity of 1,600 MMcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, in line with the prior year quarter. Joint Venture fractionation capacity was 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended September 30,
Average Daily Volumes:	2024	2025	% Change
Low Pressure Gathering (MMcf/d)	3,277	3,432	5%
Compression (MMcf/d)	3,269	3,421	5%
High Pressure Gathering (MMcf/d)	3,046	3,170	4%
Fresh Water Delivery (MBbl/d)	71	92	30%
Gross Joint Venture Processing (MMcf/d)	1,620	1,714	6%
Gross Joint Venture Fractionation (MBbl/d)	40	40	*

* Not meaningful or applicable.

For the three months ended September 30, 2025, revenues were $295 million, comprised of $241 million from the Gathering and Processing segment and $54 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $26 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were both $29 million for a total of $58 million. Water Handling operating expenses include $22 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $10 million during the third quarter of 2025. Total operating expenses during the third quarter of 2025 included $11 million of equity-based compensation expense and $34 million of depreciation expense.

Net Income was $116 million, or $0.24 per diluted share, a 14% per share increase compared to the prior year quarter. Net Income adjusted for amortization of customer relationships, impairment of property and equipment, loss on early extinguishment of debt and other, net of tax effects of reconciling items, or Adjusted Net Income, was $130 million. Adjusted Net Income was $0.27 per diluted share, a 17% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2024	2025
Net Income	$99,740	115,984
Amortization of customer relationships	17,668	17,668
Impairment of property and equipment	332	167
Loss on early extinguishment of debt	341	1,313
Other (1)	(473)	—
Tax effect of reconciling items (2)	(4,601)	(4,946)
Adjusted Net Income	$113,007	130,186

(1)	Other represents gain on asset sale
(2)	The statutory tax rate for each of the three months ended September 30, 2024 and 2025 was approximately 25.8%.

Adjusted EBITDA was $281 million, a 10% increase compared to the prior year quarter. Interest expense was $47 million, a 9% decrease compared to the prior year quarter, driven primarily by lower outstanding average total debt. Capital expenditures were $51 million, a 9% decrease compared to the third quarter of 2024. Current income tax benefit was $2 million, which reflects a reversal of the cash paid for federal income taxes during the first half of the year. Free Cash Flow before dividends was $185 million, a 25% increase compared to the prior year quarter. Free Cash Flow after dividends was $78 million, a 94 % increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2024	2025
Net Income	$99,740	115,984
Interest expense, net	51,812	47,196
Income tax expense	38,202	45,688
Depreciation expense	32,534	34,465
Amortization of customer relationships	17,668	17,668
Equity-based compensation	11,945	11,026
Equity in earnings of unconsolidated affiliates	(27,668)	(29,688)
Distributions from unconsolidated affiliates	31,981	37,365
Impairment of property and equipment	332	167
Loss on early extinguishment of debt	341	1,313
Other operating expense (income), net (1)	(424)	49
Adjusted EBITDA	$256,463	281,233
Interest expense, net	(51,812)	(47,196)
Capital expenditures (accrual-based)	(56,265)	(51,336)
Current income tax benefit	—	2,290
Free Cash Flow before dividends	$148,386	184,991
Dividends declared (accrual-based)	(108,298)	(107,187)
Free Cash Flow after dividends	$40,088	77,804

(1)	Other operating expense represents accretion of asset retirement obligations and loss on asset sale.

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2024	2025
Net cash provided by operating activities	$184,936	212,836
Amortization of deferred financing costs	(1,571)	(1,317)
Settlement of asset retirement obligations	99	59
Changes in working capital	21,187	24,749
Capital expenditures (accrual-based)	(56,265)	(51,336)
Free Cash Flow before dividends	$148,386	184,991
Dividends declared (accrual-based)	(108,298)	(107,187)
Free Cash Flow after dividends	$40,088	77,804

Conference Call

A conference call is scheduled on Thursday, October 30, 2025 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, November 6, 2025 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13750400. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, November 6, 2025 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into, this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income adjusted for certain items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income adjusted for certain items.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less net interest expense, accrual-based capital expenditures, and current income tax expense. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended September 30,
	2024	2025
Capital expenditures (as reported on a cash basis)	$56,428	47,750
Change in accrued capital costs	(163)	3,586
Capital expenditures (accrual basis)	$56,265	51,336

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines Leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	September 30,
	2024	2025
Bank credit facility	$539,900	379,600
5.75% senior notes due 2027	650,000	—
5.75% senior notes due 2028	650,000	650,000
5.375% senior notes due 2029	750,000	750,000
6.625% senior notes due 2032	600,000	600,000
5.75% senior notes due 2033	—	650,000
Consolidated total debt	3,189,900	3,029,600
Less: Cash and cash equivalents	—	—
Consolidated net debt	$3,189,900	3,029,600

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months ended September 30, 2025 (in thousands):

Twelve Months Ended September 30, 2025
Net Income	$472,423
Interest expense, net	193,289
Income tax expense	170,372
Depreciation expense	133,372
Amortization of customer relationships	70,672
Impairment of property and equipment	984
Equity-based compensation	46,296
Equity in earnings of unconsolidated affiliates	(115,502)
Distributions from unconsolidated affiliates	140,844
Loss on early extinguishment of debt	1,313
Other operating income, net (1)	9
Adjusted EBITDA	$1,114,072

(1)	Other operating expense, net represents accretion of asset retirement obligation and gain on asset sale.

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, Antero Resources’ expected production and development plan, natural gas, NGLs and oil prices, Antero Midstream’s ability to realize the anticipated benefits of its investments in unconsolidated affiliates, Antero Midstream’s ability to execute its share repurchase and dividend program, Antero Midstream’s ability to execute its business strategy, impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East, and world health events, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, the impact of recently enacted legislation, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incidental to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2024.

For more information, contact Justin Agnew, CFO of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	September 30,
	2024	2025
Assets
Current assets:
Accounts receivable–Antero Resources	$115,180	108,561
Accounts receivable–third party	832	809
Income tax receivable	—	1,896
Other current assets	2,052	2,107
Total current assets	118,064	113,373
Long-term assets:
Property and equipment, net	3,881,621	3,907,852
Investments in unconsolidated affiliates	603,956	592,238
Customer relationships	1,144,759	1,091,755
Other assets, net	13,348	11,870
Total assets	$5,761,748	5,717,088

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,114	4,113
Accounts payable–third party	12,308	17,609
Accrued liabilities	83,555	66,775
Other current liabilities	635	1,524
Total current liabilities	100,612	90,021
Long-term liabilities:
Long-term debt	3,116,958	3,008,694
Deferred income tax liability, net	413,608	538,079
Other	15,399	15,045
Total liabilities	3,646,577	3,651,839
Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2024 and September 30, 2025
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2024 and September 30, 2025	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 479,422 and 476,712 issued and outstanding as of December 31, 2024 and September 30, 2025, respectively	4,794	4,767
Additional paid-in capital	2,019,830	1,972,218
Retained earnings	90,547	88,264
Total stockholders' equity	2,115,171	2,065,249
Total liabilities and stockholders' equity	$5,761,748	5,717,088

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2024	2025
Revenue:
Gathering and compression–Antero Resources	$234,847	249,827
Water handling–Antero Resources	52,294	62,129
Water handling–third party	397	533
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	269,870	294,821
Operating expenses:
Direct operating	51,724	57,886
General and administrative (including $11,945 and $11,026 of equity-based compensation in 2024 and 2025, respectively)	22,872	21,316
Facility idling	405	445
Depreciation	32,534	34,465
Impairment of property and equipment	332	167
Other operating (income) expense, net	(424)	49
Total operating expenses	107,443	114,328
Operating income	162,427	180,493
Other income (expense):
Interest expense, net	(51,812)	(47,196)
Equity in earnings of unconsolidated affiliates	27,668	29,688
Loss on early extinguishment of debt	(341)	(1,313)
Total other expense	(24,485)	(18,821)
Income before income taxes	137,942	161,672
Income tax expense	(38,202)	(45,688)
Net income and comprehensive income	$99,740	115,984

Net income per common share–basic	$0.21	0.24
Net income per common share–diluted	$0.21	0.24

Weighted average common shares outstanding:
Basic	481,288	478,020
Diluted	485,532	481,814

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended September 30,		Increase	Percentage
	2024	2025	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	301,468	315,719	14,251	5%
Compression (MMcf)	300,790	314,729	13,939	5%
Gathering—high pressure (MMcf)	280,189	291,637	11,448	4%
Fresh water delivery (MBbl)	6,514	8,472	1,958	30%
Other fluid handling (MBbl)	4,751	4,966	215	5%
Wells serviced by fresh water delivery	9	17	8	89%
Gathering—low pressure (MMcf/d)	3,277	3,432	155	5%
Compression (MMcf/d)	3,269	3,421	152	5%
Gathering—high pressure (MMcf/d)	3,046	3,170	124	4%
Fresh water delivery (MBbl/d)	71	92	21	30%
Other fluid handling (MBbl/d)	52	54	2	4%
Average Realized Fees(1):
Average gathering—low pressure fee ($/Mcf)	$0.36	0.36	—	*
Average compression fee ($/Mcf)	$0.21	0.22	0.01	5%
Average gathering—high pressure fee ($/Mcf)	$0.23	0.23	—	*
Average fresh water delivery fee ($/Bbl)	$4.31	4.37	0.06	1%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	149,039	157,696	8,657	6%
Fractionation—Joint Venture (MBbl)	3,680	3,680	—	*
Processing—Joint Venture (MMcf/d)	1,620	1,714	94	6%
Fractionation—Joint Venture (MBbl/d)	40	40	—	*

*	Not meaningful or applicable.
(1)	The average realized fees for the three months ended September 30, 2025 include annual CPI-based adjustments of approximately 1.6%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended September 30, 2025
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$249,827	62,129	—	311,956
Revenue–third-party	—	533	—	533
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	240,556	54,265	—	294,821
Operating expenses:
Direct operating	29,077	28,809	—	57,886
General and administrative (excluding equity-based compensation)	5,670	2,903	1,717	10,290
Equity-based compensation	7,662	3,079	285	11,026
Facility idling	—	445	—	445
Depreciation	19,419	15,046	—	34,465
Impairment of property and equipment	—	167	—	167
Other operating expense, net	—	49	—	49
Total operating expenses	61,828	50,498	2,002	114,328
Operating income	178,728	3,767	(2,002)	180,493
Other income (expense):
Interest expense, net	—	—	(47,196)	(47,196)
Equity in earnings of unconsolidated affiliates	29,688	—	—	29,688
Loss on early extinguishment of debt	—	—	(1,313)	(1,313)
Total other income (expense)	29,688	—	(48,509)	(18,821)
Income before income taxes	208,416	3,767	(50,511)	161,672
Income tax expense	—	—	(45,688)	(45,688)
Net income and comprehensive income	$208,416	3,767	(96,199)	115,984

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2024	2025
Cash flows provided by (used in) operating activities:
Net income	$289,703	361,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	107,205	100,577
Impairment of property and equipment	332	984
Deferred income tax expense	103,126	124,471
Equity-based compensation	32,871	34,835
Equity in earnings of unconsolidated affiliates	(82,795)	(87,724)
Distributions from unconsolidated affiliates	100,911	106,095
Amortization of customer relationships	53,004	53,004
Amortization of deferred financing costs	4,721	3,938
Settlement of asset retirement obligations	(513)	(317)
Loss on early extinguishment of debt	14,091	1,313
Other operating activities	1,046	143
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(9,427)	6,619
Accounts receivable–third party	883	373
Income tax receivable	—	(1,896)
Other current assets	63	(360)
Accounts payable–Antero Resources	1,143	(1)
Accounts payable–third party	(1,100)	1,081
Income taxes payable	—	594
Accrued liabilities	(3,961)	(28,002)
Net cash provided by operating activities	611,303	676,961
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(110,514)	(67,960)
Additions to water handling systems	(23,493)	(45,477)
Additional investments in unconsolidated affiliate	(893)	(6,653)
Acquisition of gathering systems and facilities	(69,992)	—
Other investing activities	1,816	850
Net cash used in investing activities	(203,076)	(119,240)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(329,252)	(331,820)
Dividends to preferred stockholders	(413)	(413)
Repurchases of common stock	—	(86,669)
Issuance of Senior Notes	600,000	650,000
Redemption of Senior Notes	(560,862)	(650,000)
Payments of deferred financing costs	(12,738)	(7,030)
Borrowings on Credit Facility	1,299,500	1,389,500
Repayments on Credit Facility	(1,389,700)	(1,494,200)
Employee tax withholding for settlement of equity-based compensation awards	(14,828)	(27,089)
Net cash used in financing activities	(408,293)	(557,721)
Net decrease in cash and cash equivalents	(66)	—
Cash and cash equivalents, beginning of period	66	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$160,700	160,951
Cash received (paid) during the period for income taxes	$104	(2,600)
Increase in accrued capital expenditures and accounts payable for property and equipment	$2,413	13,381